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                                                                   Exhibit 10.18

                       COMPUTER SOFTWARE LICENSE AGREEMENT

     This Computer Software License Agreement (the "Agreement") is made this 5th day of September, 2006 (the "Effective Date"), by and between Migo Software, a Delaware corporation with its principal place of business at 555 Twin Dolphin Drive, Suite 650, Redwood, CA 94065 (hereinafter referred to as "Migo"), and Kingston Technology Corporation, a California corporation, and it's wholly-owned subsidiaries, with its principal place of business at 17600 Newhope Street, Fountain Valley, CA 92708, as Kingston (hereinafter referred to as "Kingston").

     WHEREAS, Migo has developed and is the owner of, or otherwise has the authority to license certain mobile computing software as specified herein.

     WHEREAS, Kingston desires to obtain certain exclusive global marketing and distribution rights to load currently available and future product releases of Migo's software on all of Kingston's flash memory products (the "Kingston Products").

     NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties do agree as follows:

     1. DEFINITIONS.

          (a) The term "End-User" means an entity or person permitted to use the Software, for its internal use only, under a sublicense agreement granted by Kingston, and without the right to further sublicense same.

          (b) The term "Enhancement" means the upgrading of a function or feature of software, or any change thereto which improves its performance.

          (c) The term "Improvement" means the addition of a previously unincluded function or feature to software.

          (d) The term "Migo Basic" shall mean the software product offered by Migo as of the Effective Date for all currently supported platforms and all currently provided functionality. Migo Basic shall contain an upgrade mechanism which shall be defined by both parties and fully managed and operated by Migo; provided, however, that the upgrade mechanism will permit upgrade only to the same Migo software and functionality as Migo Personal or Migo Professional.

          (e) The term "Migo Personal" shall mean the Migo software product offered by Migo as of the Effective Date for all currently supported software platforms and all currently provided functionality, including the Outlook Express synchronization feature that works with POP3/SMTP.

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          (f) The term "Migo Professional" shall mean the Migo software product offered by Migo as of the Effective Date for all currently supported software platforms and all currently provided functionality of the Migo Personal version, plus the Outlook synchronization feature that works with Microsoft Exchange servers.

          (g) The term "Modification" means any other change to software not encompassed by the terms Enhancement or Improvement, for example, but not limited to, changes for purposes of maintaining operating system and data base system compatibility, error correction, or minor changes in the functions of the Software.

          (h) The term "Software" means Migo Basic, Migo Personal and/or Migo Professional, and all supporting documentation relating thereto, together with all Enhancements, Improvements, and Modifications thereof. The term "Software" shall not include the source code of such software unless the context specifically includes source code.

          (i) The term "Release" means a more current edition of the Software created by Migo for the purpose of codification of all previously created Enhancements, Improvements and Modifications.

     2. GRANT.

          (a) Subject to the terms and conditions specified in this Agreement, Migo hereby grants and Kingston hereby accepts a world-wide, exclusive license, terminable only as provided herein, to load the Software on Kingston Products and to market, distribute and sublicense the Software loaded on the Kingston Products to End-Users through December 31, 2007 (the "Termination Date"). The title to the Software and all Enhancements, Improvements and Modifications made thereto remain with Migo.

          (b) Subject to the terms and conditions specified in this Agreement, Migo hereby grants and Kingston hereby accepts an exclusive license to use Migo's tradename, trademarks, logos and other designations (collectively "the Marks") solely in connection with Kingston's marketing and sublicensing of the Software on the Kingston Products. Use of the Marks shall be in accordance with Migo's policies in effect from time to time and subject to review and approval by Migo. Kingston has paid no consideration for the use of the Marks and nothing herein shall give Kingston any interest in the Marks. Kingston agrees that it will not at any time during or after the term of this Agreement assert or claim any interest in or do anything which may adversely affect the validity, enforceability or value of the Marks. Except as specifically provided in this Agreement, upon termination or cancellation of this Agreement Kingston shall immediately cease all display, advertising or other use of the Marks and shall not thereafter use, advertise or display any name, mark, logo or other designation which is, or any part of which is, similar to or confusing with the Marks. Any and all uses by Kingston of such marks shall inure to the benefit of Migo.


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     3. PAYMENTS. Kingston shall pay to Migo a blanket license fee in the amount of $1,850,000.00 (the "License Fees"), as sole and complete compensation to Migo. The License Fees shall be paid as follows:

          (a) $850,000.00 shall be payable upon the signing of this Agreement (the "First Installment"); and

          (b) $1,000,000.00 shall be payable on April 1, 2007 (the "Second Installment"); provided, however, payment of the Second Installment is contingent upon Migo adhering to the time line as set forth on Exhibit "A" attached hereto and by this reference incorporated herein (the "Timeline"). Migo and Kingston may reflect changes in the Timeline as may be mutually agreed upon by entering any such changes upon the Timeline attached hereto as Exhibit "A". If a change in the Timeline is entered on Exhibit "A" and duly signed by the proper officers of Migo and Kingston, said entry shall constitute an amendment to this Agreement as of the date of said entry and shall supersede the Timeline provided for in this paragraph.

     4. TERM OF AGREEMENT.

          (a) The term of this Agreement shall commence on the Effective Date and shall terminate on the Termination Date (the "Term").

          (b) Kingston shall have the right to renew this Agreement for an additional one (1) year term by providing Migo with ninety (90) days written notice of its intent to renew prior to the Termination Date. The terms and conditions shall remain consistent; however, the parties will determine a mutually agreed upon License Fee for the renewal term, which in no event will exceed the current License Fees by more than five percent (5%).

     5. SOFTWARE DEVELOPMENT/ENHANCEMENTS.

          (a) Additionally, for the consideration set forth in Section 3 above, Migo shall have the ongoing obligation and sole responsibility for ensuring and maintaining, for the duration of this Agreement, the quality and proper performance of the Software and for the performance of any and all Enhancements, Improvements and Modifications thereto as may reasonably be required by Kingston to maintain the Software.

          (b) During the Term of this Agreement, should Migo develop any new Software or Releases, then Kingston shall have a 90-day "First to Market Right" (the "Option Period") for such Software or Release. The Option Period shall commence on the earlier of: (i) the date Kingston completes its internal quality assurance qualifications; or (ii) the date which is 30 days following the date Migo delivers a copy of the new Software or Release to Kingston for evaluation.

     6. MAINTENANCE.


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          (a) Kingston shall provide first level support to all End-Users. Migo shall provide central site support to Kingston, and at no additional cost or expense to Kingston, agrees to correct all errors, defects and malfunctions in the Software and in the user documentation that are identified, classified and reported by Kingston, as quickly as practicable.

          (b) All corrections under this Section 6 shall be furnished with sufficient information and instructions to enable Kingston employees to install and fully understand the corrections.

     7. TECHNICAL DOCUMENTATION. Migo shall provide to Kingston technical documentation and user manuals for the Software in electronic form.

     8. REPRESENTATIONS AND WARRANTIES.

          (a) Migo represents and warrants that it has all right, title and interest in and to the Software licensed hereunder, that it has the authority to enter into this Agreement and to grant the rights and licenses provided herein, and that this Agreement violates no previous agreement between Migo and any third parties.

          (b) Migo represents and warrants that the Software does not infringe, and that no claim has been made by any party that the Software infringes any patent, copyright, trade secret or similar proprietary right of any third party. If Kingston is charged by a third party with any such infringement, Migo shall defend and hold Kingston harmless against such claim, and will indemnify Kingston for any and all losses, damages, costs and expenses, including reasonable attorneys' fees, resulting from such claim, provided that:

               (i) Kingston notifies Migo in writing within a reasonable time after the claim;

               (ii) Migo is allowed to exercise sole control over the defense of the claim, and all related settlement negotiations;

               (iii) Kingston's attorneys will be permitted by Migo to reasonably observe and/or participate in all aspects of the defense of such claims or suits; and

               (iv) Kingston provides Migo, at Migo's expense, with all reasonably necessary assistance, information and authority to perform the above.

          (c) In the event that any claim of infringement under Section 8.2 is substantiated, Migo shall, at Migo's option, either:


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               (i) obtain a license from the third party for Kingston to
continue using the infringing Software;

               (ii) modify the infringing Software to avoid such infringement;
or

               (ii) refund any portion of the License Fee previously paid by Kingston hereunder.

          (d) THE WARRANTIES AND REPRESENTATIONS STATED WITHIN THIS AGREEMENT ARE EXCLUSIVE, AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     9. LIMITATION OF LIABILITY AND INDEMNIFICATION.

          (a) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUES AND LOSS OF PROFITS, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (b) Migo agrees to defend and hold Kingston harmless against any claims, at law or in equity, brought against or incurred by Kingston, due to its use, marketing or distribution of the Software, or due to Migo's breach of its representations or warranties hereunder, and to indemnify Kingston, its employees, its officers and directors, for all damages, costs and expenses, including reasonably attorneys' fees, arising from such claims.

     10. INTELLECTUAL PROPERTY RIGHTS.

          (a) Kingston agrees that Migo owns all right, title, and interest in the Software now or hereafter subject to this Agreement and in all of Migo's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Software, and in all localizations or translations of Migo's Software whether prepared by Kingston or Migo (collectively, the "Proprietary Information"). The use by Kingston of any of the Proprietary Information is authorized only for the purposes herein set forth, and may not be used by Kingston for any reason after termination of this Agreement. If Kingston becomes aware of the loss, theft, or misappropriation of Migo's Proprietary Information which is in its possession, Kingston shall notify Migo in writing within ten (10) business days of its discovery of the loss, theft, or misappropriation of such Proprietary Information. Upon termination of this Agreement, all copies of material containing Proprietary Information (including electronic versions thereof) shall be destroyed (with destruction certified by an officer of Kingston) or returned to Migo.


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          (b) Kingston shall ensure that such copyright and proprietary rights notices as in Kingston's reasonable discretion are appropriate to adequately protect Migo's copyrights and proprietary rights in the Software are conspicuously placed on all packaging, and on other written materials distributed therewith by Kingston. Kingston shall not remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed or embedded by Migo on or in any of the Software. Migo shall have the right to review and consent to any packaging that incorporates the Software.

          (c) Kingston shall not modify, decompile, disassemble, create or attempt to create, by reverse engineering or otherwise, any of Migo's Software or technology to create a derivative work. In no event shall Kingston modify or use any of Migo's Software or technology to create its own product with similar functionality. Without limiting the generality of the foregoing, Kingston shall not use any of Migo's Software or technology as a basis to create or develop or contribute to the creation or development of any product that incorporates any portion of any of Migo's Software or technology and shall not create or develop or contribute to the creation or development of any product functionally similar to any of Migo's Software or technology.

     11. DEFAULT.

          (a) An event of default by Kingston shall occur hereunder if Kingston:

               (i) Fails to pay on the due date any payment required hereunder;
or

               (ii) Fails to perform or observe any material covenant, condition or agreement to be performed or observed by Kingston hereunder or breaches any representation or provision contained herein, and such failure or breach shall continue unremedied for a period of thirty (30) days after written notice from Migo.

          (b) An event of default by Migo shall occur hereunder if Migo:

               (i) Fails to perform or observe any material covenant, condition or agreement to be performed or observed by Migo hereunder or breaches any representation or provision contained herein and such failure or breach shall continue unremedied for a period of thirty (30) days after written notice from Kingston.

          (c) It shall be deemed an event of default hereunder if a judgment or decree is entered against either party approving a petition for an arrangement, liquidation, dissolution or similar relief relating to bankruptcy or insolvency, and such judgment or decree remains unvacated for sixty (60) days; or immediately if: (a) the other party shall file a voluntary petition in bankruptcy or any petition or answer seeking any arrangement, liquidation or dissolution related to bankruptcy, insolvency or other relief, or (b) debtors shall seek or consent or acquiesce in the appointment of any trustee or receiver, or the liquidating of such party's property.


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     12. TERMINATION.

          (a) Upon an event of default by either party, the other party shall have the right to terminate this Agreement by giving the defaulting party prior written notice of its intention to terminate. Termination shall automatically occur thirty (30) days after receipt by the defaulting party of such written notice.

          (b) Notwithstanding the above, the following rights and obligations of the respective parties shall survive termination under this Section 12:

               (i) the representations and warranties under Section 8 shall survive and continue and shall bind the parties and their legal representatives, successors, heirs and assigns; and

               (ii) sublicenses granted by Kingston pursuant to this Agreement prior to the date of termination shall continue in effect; and

               (iii) Kingston shall be permitted, pursuant to Section 2 hereof, to grant sublicenses to End-Users of the Software for written orders received prior to the effective date of such termination, but in no event shall any right to sublicense pursuant to this provision extend for more than sixty (60) days beyond the effective date of termination. Kingston shall not be entitled to grant any other sublicenses; and

               (iv) all provisions of this Agreement relating to either party's proprietary rights or to confidentiality of information disclosed by either party shall remain in full force and effect and survive termination of this Agreement.

     13. CONFIDENTIALITY.

          (a) It is expected that the parties will disclose to each other certain information which may be considered by the disclosing party to be confidential and trade secret information. Each party recognizes the other's claim to the value and importance of the protection of the other's confidential information. All confidential information owned solely by one party, identified in writing as being confidential, and disclosed to the other party shall remain solely the property of the disclosing party, and its confidentiality shall be maintained and protected by the other party with the same degree of care used to protect its own confidential information, but in any event, not less than a reasonable degree of care. Except to the extent required by this Agreement, both parties agree not to duplicate in any manner the other's confidential information or to disclose it to any third party or to any of their employees not having a need to know for the purposes of this Agreement. Each party shall ensure that those of its employees to whom such confidential information is disclosed have first been bound by


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obligations of confidentiality to said party. The parties further agree not to use each other's confidential information for any purpose other than the implementation of this Agreement.

          (b) Confidential information may include, but is not limited to, trade secrets, processes, formulae, specifications, programs, software packages, test results, technical know-how, methods and procedures of operation, business or marketing plans, customer lists, proposals, and licensed documentation. Notwithstanding the foregoing, confidential information shall not include information which (a) is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving party's lawful possession prior to the disclosure and had not been subject to limitations on disclosure; (c) is lawfully disclosed hereafter to the receiving party by a third party who, to the receiving party's best knowledge, did not acquire the information directly or indirectly from the disclosing party and was otherwise not restricted as to disclosure; or (d) was independently developed by the receiving party, without use of the information disclosed under this Agreement.

          (c) This confidentiality provision shall survive the termination of this Agreement.

     14. GENERAL.

          (a) Kingston shall have full freedom and flexibility in its marketing effort for the sublicensing of the Software (including, without limitation, the configuration of the Software it sublicenses, its method of marketing, terms and conditions and pricing). However, Kingston and Migo shall conduct research and development, product planning and review sessions at least once each calendar quarter during the Term of this Agreement.

          (b) Migo will in all matters relating to this Agreement act as an independent contractor. The relationship between Migo and Kingston is that of licensor and licensee, respectively. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity, except as specifically provided herein.

          (c) Kingston shall identify the Software as having been developed by Migo and shall use Migo's name in its advertising of the Software, provided that Kingston shall, when notified in writing by Migo, use best efforts to modify any such advertising if Migo objects to the manner in which its name is used.

          (d) This Agreement sets forth the entire Agreement between the parties and supersedes prior proposals, agreements and representations between them related to the licensing and maintenance of the Software, whether written or oral. No modifications or amendments to this Agreement shall be binding upon the parties unless made in writing and duly executed by authorized officials of Migo and Kingston.


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          (e) Neither party shall sell, transfer, assign or subcontract any right or obligation hereunder, except as expressly provided herein, without the prior written consent of the other party.

          (f) Either party's failure to exercise any right under this Agreement shall not constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by such party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

          (g) Any notice required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified mail, postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other party:

          In the case of Kingston: Kingston Technology Corporation
                                   17600 Newhope Street
                                   Fountain Valley, CA 92708
                                   Attn: Calvin Leong, Business Legal

          In the case of Migo:     Migo Software
                                   555 Twin Dolphin Drive
                                   Suite 650
                                   Redwood, CA 94065

          (h) This Agreement shall be governed and construed in accordance with the laws of the State of California whose courts (including Federal Courts located therein) shall have exclusive jurisdiction to resolve any dispute hereunder.

          (i) If any provision of this Agreement is declared void, illegal or unenforceable, the provision shall be deemed amended a necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

          (j) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

KINGSTON TECHNOLOGYCORPORATION.         MIGO SOFTWARE, INC.


By:                                     By:
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Print Name:                             Print Name:
            -------------------------               ----------------------------
Title:                                  Title:
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